Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the merger and related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.
On October 26, 2025, Huntington entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Huntington National Bank (“Huntington National Bank”), Huntington’s wholly owned subsidiary bank, and Cadence Bank (“Cadence”), a regional bank headquartered in Houston, Texas and Tupelo, Mississippi, whereby Cadence will merge with and into Huntington National Bank, with Huntington National Bank as the surviving bank. Under the terms of the Merger Agreement, Huntington will issue 2.475 shares for each outstanding share of Cadence in a 100% stock transaction. Holders of Cadence common stock will receive cash in lieu of fractional shares. In addition, each outstanding share of 5.50% Series A Non-Cumulative Perpetual Preferred Stock of Cadence (“Cadence preferred stock”) will be converted into the right to receive 1 depositary share representing 1/1000 of a share of a newly created series of preferred stock of Huntington having such powers, preferences or special rights that are not materially less favorable to the holders thereof than the powers, preferences or special rights of the Cadence preferred stock.
The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical consolidated balance sheets of Huntington and Cadence, giving effect to the merger as if it had been completed on September 30, 2025. The accompanying unaudited pro forma condensed combined income statements for the nine-month period ended September 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated income statements of Huntington and Cadence, giving effect to the merger as if it had been completed on January 1, 2024.
The historical consolidated financial statements of Huntington and Cadence have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to the pro forma events that are necessary to account for the merger in accordance with U.S. GAAP. The unaudited pro forma adjustments are based on information and certain assumptions that Huntington believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies. Certain reclassifications have also been made to align Cadence’s historical financial statement presentation to Huntington’s.
The following unaudited pro forma condensed combined financial information and related accompanying notes should be read in conjunction with (i) the separate historical unaudited consolidated financial statements of Huntington as of and for the nine-month period ended September 30, 2025, and the related notes, included in Huntington’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, (ii) the separate historical unaudited consolidated financial statements of Cadence as of and for the nine-month period ended September 30, 2025, and the related notes, (iii) the separate historical audited consolidated financial statements of Huntington as of and for the year ended December 31, 2024, and the related notes, included in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2024, and (iv) the separate historical audited consolidated financial statements of Cadence as of and for the year ended December 31, 2024, and the related notes.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future.
The merger is being accounted for as a business combination using the acquisition method, with Huntington as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the aggregate purchase consideration will be allocated to Cadence’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the merger. The process of valuing the net assets of Cadence immediately prior to the merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill.
The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, severance and retention expenses, asset dispositions, and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.
As of the date of this Current Report on Form 8-K, Huntington has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Cadence assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain assets and liabilities of Cadence are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Cadence’s assets and liabilities will be based on Cadence’s actual assets and liabilities as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the merger consideration to be paid by Huntington in shares of Huntington common stock upon the completion of the merger will be determined based on the closing price of Huntington common stock on the closing date and the number of issued and outstanding shares of Cadence common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.
Further, Huntington has not identified all adjustments necessary to conform Cadence’s accounting policies to Huntington’s accounting policies. Upon completion of the merger, or as more information becomes available, Huntington will perform a more detailed review of Cadence’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Huntington estimated the fair value of certain Cadence assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Cadence’s filings with the Federal Reserve, and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.
Upon completion of the merger, a final determination of the fair value of Cadence’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025

			Transaction Accounting Adjustments
(dollars in millions)	Historical Huntington	Historical Cadence	Reclassifications Note 2	Pro forma Adjustments	Note 4	Pro forma Condensed Combined
Assets
Cash and due from banks	$1,696	$840	$—	$(103)	A	$2,433
Interest-bearing deposits with banks	11,536	1,049	—	—		12,585
Trading account securities	81	—	—	—		81
Available-for-sale securities	26,085	9,616	—	—		35,701
Held-to-maturity securities	15,597	—	—	—		15,597
Other securities	870	—	271	—		1,141
Loans held for sale	823	262	—	—		1,085
Loans and Leases	137,956	36,802	—	(1,308)	B	173,450
Allowance for loan and lease losses	(2,374)	(496)	—	(78)	C	(2,948)
Net loans and leases	135,582	36,306	—	(1,386)		170,502
Bank-owned life insurance	2,810	769	—	—		3,579
Accrued income and other receivables	1,819	—	301	—		2,120
Premises and equipment	1,112	855	(243)	20	D	1,744
Goodwill	5,547	1,516	—	2,009	E	9,072
Servicing rights and other intangible assets	644	149	120	651	F	1,564
Other assets	6,026	1,920	(449)	191	G	7,688
Total Assets	$210,228	$53,282	$—	$1,382		$264,892

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Demand deposits - noninterest-bearing	$28,596	$9,037	$—	$—		$37,633
Interest-bearing	136,616	34,884	—	7	H	171,507
Total deposits	165,212	43,921	—	7		209,140
Short-term borrowings	252	955	—	—		1,207
Long-term debt	17,315	1,331	—	2	I	18,648
Other liabilities	5,163	992	—	—		6,155
Total Liabilities	187,942	47,199	—	9		235,150

Shareholders’ Equity
Preferred stock	2,731	167	—	(16)	J	2,882
Common stock	15	466	—	(462)	J	19
Capital surplus	15,537	2,813	—	4,760	J	23,110
Less treasury shares, at cost	(87)	—	—	—		(87)
Accumulated other comprehensive income (loss)	(2,071)	(494)	—	494	J	(2,071)
Retained earnings	6,123	3,131	—	(3,403)	J	5,851
Total Shareholders’ Equity	22,248	6,083	—	1,373		29,704
Non-controlling interest	38	—	—	—		38
Total Equity	22,286	6,083	—	1,373		29,742
Total Liabilities and Equity	$210,228	$53,282	$—	$1,382		$264,892

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Nine Months Ended September 30, 2025

			Transaction Accounting Adjustments
(dollars in millions, except per share data)	Historical Huntington	Historical Cadence	Reclassifications Note 2	Pro forma Adjustments	Note 5	Pro forma Condensed Combined
Interest and fee income:
Loans and leases	$5,926	$1,668	$—	$320	A	$7,914
Investment securities	1,265	219	—	—		1,484
Other	454	52	7	—		513
Total interest income	7,645	1,939	7	320		9,911
Interest expense:
Deposits	2,462	716	—	(1)	B	3,177
Short-term borrowings	40	29	—	—		69
Long-term debt	744	29	—	—	C	773
Total interest expense	3,246	774	—	(1)		4,019
Net interest income	4,399	1,165	7	321		5,892
Provision for credit losses	340	83	—	—	D	423
Net interest income after provision for credit losses	4,059	1,082	7	321		5,469
Noninterest income:
Payments and cash management revenue	494	38	—	—		532
Wealth and asset management revenue	307	73	—	—		380
Customer deposit and loan fees	283	55	30	—		368
Capital markets and advisory fees	245	—	—	—		245
Mortgage banking income	102	20	—	—		122
Leasing revenue	47	—	—	—		47
Insurance income	59	—	—	—		59
Net gains (losses) on sales of securities	(58)	4	—	—		(54)
Other noninterest income	114	87	(37)	—		164
Total noninterest income	1,593	277	(7)	—		1,863
Noninterest expense:
Personnel costs	2,150	484	(6)	—	E	2,628
Outside data processing and other services	550	94	(31)	—		613
Equipment	201	90	(24)	—		267
Net occupancy	176	—	60	1	F	237
Marketing	91	—	13	—		104
Deposit and other insurance expense	66	27	6	—		99
Professional services	75	—	44	—	E	119
Amortization of intangibles	33	15	—	83	G	131
Lease financing equipment depreciation	10	—	—	—		10
Merger-related expenses	—	22	(22)	—		—
Other noninterest expense	243	120	(40)	—		323
Total noninterest expense	3,595	852	—	84		4,531
Income before income taxes	2,057	507	—	237		2,801
Provision for income taxes	351	109	—	56	H	516
Income after income taxes	1,706	398	—	181		2,285
Income attributable to non-controlling interest	14	—	—	—		14
Net income	1,692	398	—	181		2,271
Dividends on preferred shares	81	10	—	—		91
Net income applicable to common shares	$1,611	$388	$—	$181		$2,180

Basic earnings per common share	$1.11	$2.10				$1.14
Diluted earnings per common share	$1.09	$2.07				$1.12
Weighted average common shares (in thousands)	1,456,979	185,148		273,093	I	1,915,220
Diluted average common shares (in thousands)	1,482,677	187,616		276,734	I	1,947,027

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the Year Ended December 31, 2024

			Transaction Accounting Adjustments
(dollars in millions, except per share data)	Historical Huntington	Historical Cadence	Reclassifications Note 2	Pro forma Adjustments	Note 5	Pro forma Condensed Combined
Interest and fee income:
Loans and leases	$7,481	$2,165	$—	$655	A	$10,301
Investment securities	1,790	246	—	—		2,036
Other	650	136	1	—		787
Total interest income	9,921	2,547	1	655		13,124
Interest expense:
Deposits	3,572	957	—	(7)	B	4,522
Short-term borrowings	69	141	—	—		210
Long-term debt	935	13	—	(2)	C	946
Total interest expense	4,576	1,111	—	(9)		5,678
Net interest income	5,345	1,436	1	664		7,446
Provision for credit losses	420	71	—	252	D	743
Net interest income after provision for credit losses	4,925	1,365	1	412		6,703
Noninterest income:
Payments and cash management revenue	620	50	—	—		670
Wealth and asset management revenue	364	95	—	—		459
Customer deposit and loan fees	334	73	38	—		445
Capital markets and advisory fees	327	—	—	—		327
Mortgage banking income	130	17	—	—		147
Leasing revenue	79	—	—	—		79
Insurance income	77	—	—	—		77
Net gains (losses) on sales of securities	(21)	(3)	—	—		(24)
Other noninterest income	130	125	(39)	—		216
Total noninterest income	2,040	357	(1)	—		2,396
Noninterest expense:
Personnel costs	2,701	609	(8)	38	E	3,340
Outside data processing and other services	665	122	(40)	—		747
Equipment	267	114	(31)	—		350
Net occupancy	221	—	78	1	F	300
Marketing	116	—	14	—		130
Deposit and other insurance expense	114	40	8	—		162
Professional services	99	—	26	65	E	190
Amortization of intangibles	47	16	—	129	G	192
Lease financing equipment depreciation	15	—	—	—		15
Other noninterest expense	317	145	(47)	—		415
Total noninterest expense	4,562	1,046	—	233		5,841
Income before income taxes	2,403	676	—	179		3,258
Provision for income taxes	443	152	—	42	H	637
Income after income taxes	1,960	524	—	137		2,621
Income attributable to non-controlling interest	20	—	—	—		20
Net income	1,940	524	—	137		2,601
Dividends on preferred shares	134	10	—	—		144
Impact of preferred stock redemptions and repurchases	5	—	—	—		5
Net income applicable to common shares	$1,801	$514	$—	$137		$2,452

Basic earnings per common share	$1.24	$2.81				$1.29
Diluted earnings per common share	$1.22	$2.77				$1.27
Weighted average common shares (in thousands)	1,451,421	182,682		269,456	I	1,903,559
Diluted average common shares (in thousands)	1,476,442	185,592		273,748	I	1,935,782

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. As discussed in Note 2, certain reclassifications were made to align Cadence’s historical financial statement presentation with that of Huntington’s. The accounting policies of Cadence are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.
The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, in accordance with ASC 805, with Huntington as the accounting acquirer, using the fair value concepts defined in ASC Topic 820, Fair Value Measurement, and based on historical financial statements. Under ASC 805, assets acquired and liabilities assumed in a business combination are generally recognized and measured at their fair values as of the acquisition date, while transaction costs associated with the business combination are expensed as incurred. The excess of purchase consideration over the estimated fair value assets acquired and liabilities assumed, if any, is allocated to goodwill.
The allocation of the aggregate purchase consideration depends upon certain estimates and assumptions, all of which are preliminary. As of the date of this Current Report on Form 8-K, Huntington has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Cadence assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, the value of certain Cadence assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary. A final determination of the fair value of Cadence’s assets and liabilities will be based on Cadence’s actual assets and liabilities as of the merger closing date and, therefore, cannot be made prior to the completion of the merger. The allocation of the aggregate purchase consideration has been made for the purpose of developing the unaudited pro forma condensed combined financial information. The final determination of the fair values of the Cadence assets acquired and liabilities assumed could differ materially from the preliminary aggregate purchase consideration allocation.
The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical consolidated balance sheets of Huntington and Cadence, giving effect to the merger as if it had been completed on September 30, 2025. The unaudited pro forma condensed combined income statement for the nine-month period ended September 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated income statements of Huntington and Cadence, giving effect to the merger as if it had been completed on January 1, 2024.
The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, or cost savings that may result from the merger, nor any acquisition and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Huntington believes are reasonable under the circumstances.
Note 2. Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Huntington management performed a preliminary analysis of Cadence’s financial information to identify differences in accounting policies and differences in balance sheet and income statement presentation as compared to the presentation of Huntington. At the time of preparing the unaudited pro forma condensed combined financial information, Huntington had not identified all adjustments necessary to conform Cadence’s accounting policies to Huntington’s accounting policies. Huntington had also not identified all adjustments necessary to conform Cadence’s financial statement presentation with that of Huntington’s. The adjustments represent Huntington’s best estimates based upon the information currently available to Huntington and could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information once more detailed information is available.

Note 3. Preliminary Purchase Price Allocation
Estimated preliminary purchase consideration
The merger provides for Cadence common shareholders to receive 2.475 shares of Huntington common stock (the “Exchange Ratio”) for each share of Cadence common stock they hold immediately prior to closing of the merger. The value of the purchase price consideration to be paid by Huntington in shares of common stock upon the consummation of the merger will be determined based on the closing price of Huntington common stock and the number of issued and outstanding shares of Cadence common stock as of the closing date. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the difference may be material.
The following table summarizes the determination of the preliminary estimated purchase price consideration, along with a sensitivity analysis of the impact a hypothetical 10% change (increase or decrease) in the price per share of Huntington common stock as of October 24, 2025 would have on the preliminary aggregate purchase consideration and its impact on the preliminary goodwill as of the closing date.

(dollars in millions, except per share data, shares in thousands)	October 24, 2025	10% Increase	10% Decrease
Shares of Cadence(a)	186,307	186,307	186,307
Exchange ratio	2.475	2.475	2.475
Huntington shares to be issued	461,110	461,110	461,110
Price per share of Huntington common stock(b)	$16.07	$17.68	$14.46
Estimated consideration for common stock	$7,410	$8,152	$6,668
Estimated consideration for equity awards	183	202	165
Estimated preferred stock fair value adjustment	(16)	(16)	(16)
Estimated fair value of preliminary purchase price consideration	$7,577	$8,338	$6,817
Preliminary goodwill	$3,525	$4,286	$2,765

a.	As of October 24, 2025.
b.	Based on the closing price of Huntington common stock on October 24, 2025.
Preliminary purchase consideration allocation
The assumed accounting for the merger, including the preliminary purchase price consideration, is based on provisional amounts, as the associated purchase accounting will not be finalized until after the merger has occurred. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed was based upon preliminary estimates of fair value. The final determination of the estimated fair values, the assets’ useful lives, and the amortization methods are dependent upon certain valuations and other analyses that have not yet been completed. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Huntington believes are reasonable under the circumstances. The purchase price adjustments relating to the unaudited pro forma condensed combined financial information are preliminary and subject to change as additional information becomes available and as additional analyses are performed.

The following table summarizes the allocation of the preliminary purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Cadence as if the merger had been completed on September 30, 2025, with the excess recorded to goodwill.

(dollars in millions)
Cadence Net Assets at Fair Value
Assets acquired:
Cash and due from banks and interest-bearing deposits with banks	$1,889
Investment and other securities	9,887
Loans held for sale	262
Net loans and leases	35,172
Core deposit and other intangible assets	800
Other assets	3,401
Total assets acquired	51,411
Liabilities and equity assumed:
Deposits	43,928
Short-term borrowings	955
Long-term debt	1,333
Other liabilities	992
Total liabilities assumed	47,208
Preferred stock	151
Total liabilities and equity assumed	47,359
Preliminary fair value of net assets acquired	4,052
Preliminary goodwill	3,525
Estimated preliminary purchase price consideration	$7,577

Note 4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet as of September 30, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change as further analysis is performed and additional information becomes available.
All taxable adjustments were calculated using a blended 23.6% statutory tax rate, to arrive at deferred tax asset or liability adjustments. The total effective tax rate of the combined company following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for the unaudited pro forma condensed combined financial information is an estimate, the actual rate in periods following the completion of the merger could differ by a material amount.
A. Adjustment to cash and cash equivalents to recognize estimated costs directly attributable to the merger, including legal and advisory fees and change in control costs associated with the transaction.
B. Adjustment to loans and leases to reflect estimated fair value adjustments, which include lifetime credit loss expectations for loans and leases, current interest rates, and liquidity. The adjustment includes the following:

(dollars in millions)	September 30, 2025
Estimate of lifetime credit losses on acquired loans and leases	$(574)
Estimate of fair value related to current interest rates and liquidity	(1,056)
Net fair value pro forma adjustments	(1,630)
Gross up of Purchase Credit Deteriorated (“PCD”) loans and leases for credit mark	322
Cumulative pro forma adjustments to loans and leases	$(1,308)

C. Adjustment to the allowance for loan and lease losses includes the following:

(dollars in millions)	September 30, 2025
Reversal of historical Cadence allowance for loan and lease losses	$496
Estimate of lifetime credit losses for PCD loans and leases	(322)
Estimate of lifetime credit losses for non-PCD loans and leases	(252)
Net change in allowance for loan and lease losses	$(78)

D. Adjustment to property and equipment to reflect the estimated fair value of acquired premises and equipment.
E. Eliminate historical Cadence goodwill of $1.5 billion at the closing date and record estimated goodwill associated with the merger of $3.5 billion.
F. Eliminate historical Cadence core deposit and other intangible assets of $149 million and record an estimated core deposit intangible asset of $800 million related to the merger.
G. Adjustment to deferred taxes associated with the estimated pro forma transaction accounting adjustments. Adjustment also includes a $2 million write-down of Cadence pension plan assets.
H. Adjustment to deposits to reflect the estimated fair value of interest-bearing time deposits.
I. Adjustment to long-term debt to reflect the estimated fair value of Cadence long-term debt.
J. Adjustments to shareholders’ equity consisting of the following:

(dollars in millions)	Preferred Stock	Common Stock	Capital Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings
Elimination of Cadence historical equity balances	$(167)	$(466)	$(2,813)	$494	$(3,131)
Issuance of shares of Huntington common stock		4	7,573
Issuance of shares of Huntington preferred stock	151
Establishment of allowance for loans and leases for non-PCD loans, net of tax					(193)
Merger-related transaction fees and expenses, net of tax					(79)
Net equity-related pro forma transaction accounting adjustments	$(16)	$(462)	$4,760	$494	$(3,403)

Note 5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements for the nine-month period ended September 30, 2025 and for the year ended December 31, 2024 to give effect as if the merger had been completed on January 1, 2024. All adjustments are based on preliminary assumptions and valuations, which are subject to change as further analysis is performed and additional information becomes available.
A. Net adjustments to interest income of $320 million and $655 million for the nine-month period ended September 30, 2025 and the year ended December 31, 2024, respectively, to eliminate Cadence accretion of discounts on previously acquired loans and leases and recognize the estimated accretion of the net discount on acquired loans and leases. Pro forma accretion is being recognized over a weighted average period of approximately 2 years for commercial loans and 4 years for consumer loans.
B. Net adjustment to reduce interest expense on deposits of $1 million and $7 million for the nine-month period ended September 30, 2025 and year ended December 31, 2024, respectively, to eliminate Cadence amortization of the deposit discount and recognize the estimated amortization of the deposit premium on acquired interest-bearing deposits. Pro forma amortization is based on use of straight-line methodology over an estimated life of one year.
C. Net adjustment to reduce interest expense on long-term debt of $2 million for the year ended December 31, 2024 associated with recognizing the estimated amortization of the premium on acquired long-term debt. Pro forma amortization is based on use of straight-line methodology over an estimated life of one year.
D. Adjustment to recognize provision expense of $252 million for the year ended December 31, 2024 associated with establishing an allowance for credit losses on Cadence’s non-PCD loans following completion of the merger.
E. Adjustment to reflect estimated transaction costs of $103 million directly attributable to the merger, including change in control costs included in personnel costs and legal and advisory fees included in professional services.
F. Adjustment to occupancy expense of $1 million for both the nine-month period ended September 30, 2025 and the year ended December 31, 2024 to reflect an increase of depreciation expense associated with recognizing acquired property at estimated fair value and using straight-line methodology over an average life of the depreciable assets of approximately 30 years.
G. Net adjustments to intangible amortization of $83 million and $129 million for the nine-month period ended September 30, 2025 and the year ended December 31, 2024, respectively, to eliminate Cadence historical amortization on core deposit and other intangible assets and record estimated amortization of acquired core deposit intangible assets related to the merger. Core deposit intangibles will be amortized using the sum-of-the-years-digits method over 10 years.

			Amortization Expense
(dollars in millions)	Estimated Fair Value	Estimated Useful Life (years)	Year ended December 31, 2024	Nine-month period ended September 30, 2025
Core deposit intangible	$800	10	$145	$98
Cadence historical amortization expense			(16)	(15)
Pro forma net adjustment to amortization expense			$129	$83

Estimated amortization for the next five years:
Remainder of 2025	$33
2026	116
2027	102
2028	87
2029	73

H. Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 23.6%. The total effective tax rate of the combined company following the merger could be significantly different depending on the post-acquisition geographical mix of income and other factors. Because the tax rate used for the unaudited pro forma condensed combined financial information is an estimate, the actual rate in periods following the completion of the merger could differ by a material amount.
I. Adjustments to weighted-average shares of Huntington common stock outstanding to eliminate weighted-average shares of Cadence common stock outstanding and record shares of Huntington common stock outstanding, calculated using an exchange ratio of 2.475 per share for all shares.